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Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION
CONTACT:	Les Brown Senior Vice President, Finance and Chief Financial Officer (435) 655-6106

NUTRACEUTICAL REPORTS SALES AND INCOME

        PARK CITY, Utah, Apr 28/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ: NUTR) today reported results for the fiscal 2005 second quarter and six months ended March 31, 2005.

        Net sales for the fiscal 2005 second quarter were $38.8 million compared to $37.6 million for the same quarter of fiscal 2004. For the second quarter, net income was $3.5 million, or $0.29 diluted earnings per share, compared to $4.2 million, or $0.35 diluted earnings per share, for the same quarter of fiscal 2004.

        Net sales for the six months ended March 31, 2005 were $74.1 million compared to $70.8 million for the same period in fiscal 2004. During the six months ended March 31, 2005, net income was $6.3 million, or $0.53 diluted earnings per share, compared to $7.3 million, or $0.63 diluted earnings per share, for the same period during fiscal 2004.

        Working capital at March 31, 2005 was $29.2 million and operating cash flow for the six months then ended was approximately $9.7 million, which was primarily used for acquisitions of $5.9 million, capital expenditures of $2.1 million and stock repurchases of $0.4 million.

        Bill Gay, chairman and chief executive officer, commented, "During the fiscal 2005 second quarter, our company achieved record quarterly sales bolstered by our fiscal 2004 and 2005 acquisitions, which are essential to our current and long-term sales growth. Earnings this quarter and year to date were lower than anticipated due to the timing of acquisition and integration-related expenses, including technology and employee transition, as well as higher costs for corporate governance and litigation, including fees related to achieving the recently announced court ruling in our FDA lawsuit. The natural products market for nutritional supplements remains soft and very competitive, but we continue to see the strongest opportunities in the specialty channels in which we compete."

        Mr. Gay continued, "During this fiscal year, our business has continued to generate strong cash flow, which has supported our efforts to make acquisitions, pay down debt and repurchase stock in addition to our routine capital needs. The strength of our balance sheet has positioned us to take advantage of investment opportunities as they become available to us. We appreciate our customers, employees and stockholders and remain committed to providing the highest quality products and service while doing our best to manage controllable costs in an effort to deliver long-term returns."

ABOUT NUTRACEUTICAL

        Nutraceutical is an integrated marketer, distributor, retailer and manufacturer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores. Internationally, Nutraceutical sells its branded products to and through health and natural product distributors and retailers. Nutraceutical's core business strategy is to acquire, integrate and operate, from beginning to end, the marketing, distribution, retailing and manufacturing operations of businesses in the natural products industry. Nutraceutical believes that the consolidation and integration of acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

        Nutraceutical sells its branded products under the trademarks Solaray®, KAL®, Nature's Life®, Natural Balance®, NaturalMax®, VegLife®, Premier One®, Sunny Green®, Natural Sport®, FunFresh Foods™, ActiPet®, Action Labs®, Thompson®, Montana Big Sky™, Body Gold® and Pioneer®. Nutraceutical also sells branded bulk products and custom blends under the trademark Monarch Nutritional Laboratories™. Under the name Woodland Publishing™, Nutraceutical publishes, prints and markets a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores. Nutraceutical's neighborhood natural food markets operate under the trade names The Real Food Company™, Thom's Natural Foods™ and Cornucopia Community Market™ and its health food stores operate under the trade names Arizona Health Foods™, Granola's™ and Pilgrim's Natureway™. Nutraceutical also distributes the branded products of certain third parties.

        Nutraceutical manufactures and/or distributes one of the broadest branded product lines in the industry with over 3,000 SKUs, including over 650 SKUs exclusively sold internationally. Nutraceutical believes that as a result of its emphasis on innovation, quality, loyalty, education and customer service, Nutraceutical's brands are widely recognized in health and natural food stores and among their customers.

        The Securities and Exchange Commission ("SEC") encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limitation, the words "may," "will," "should," "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions or the negative thereof, or variations thereon, or similarly, discussions of strategy, although believed to be reasonable, are intended to identify forward-looking statements, although not all forward-looking statements contain these words or discussions. There are a number of important factors that could cause actual events or Nutraceutical's actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, (i) changing domestic and international market and political conditions; (ii) interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest, or disruption of mail service; (iii) slow or negative growth in the nutritional supplement industry; (iv) changes in laws and regulations, including adverse federal, state or foreign legislation or regulation or adverse determinations or actions by regulators; (v) import/export controls with respect to products sold into or purchased from foreign countries, as well as other restrictions on the purchase or sale of Nutraceutical's products to or from such countries; (vi) unavailability of or interruption in the supply of utilities, including electricity and telecommunications; (vii) increased product competition; (viii) adverse publicity regarding nutritional supplements (ix) increased costs, including raw material and labor costs, as well as increases in the costs of borrowing (or the unavailability of adequate credit); (x) inability of Nutraceutical to gain and/or hold market share of its health and natural food store customers and bulk branded products customers; (xi) loss or retirement of key members of management; (xii) inability of Nutraceutical to successfully implement its business strategy or plan or otherwise manage growth, including Nutraceutical's ability to locate and consummate advantageous acquisitions, or otherwise integrate or profitably manage acquired operations, including the ability to retain customers of existing and acquired operations; (xiii) product development efforts and consumer acceptance of Nutraceutical's products; (xiv) adequacy and availability of insurance coverage, and any losses or damages sustained by the Company not covered by insurance; (xv) availability and price of raw materials, including increased costs; (xvi) Nutraceutical's ability to manufacture its products efficiently; (xvii) the mix of Nutraceutical's products and their related profit margins; (xviii) dependence on distributors and customers; (xix) sales and earnings volatility; (xx) absence of clinical trials for many of Nutraceutical's products; (xxi) exposure to and expense of prosecuting, defending and/or resolving and defending claims or litigation, including but not limited to product liability claims, class action suits, stockholder derivative suits, employment or labor related suits or investigations, patent or trademark infringement suits and other litigation which may arise from time to time; (xxii) inability of the Company's retail stores to attain or maintain profitability; (xxiii) other factors discussed in Nutraceutical's filings with the Securities and Exchange Commission or referenced in its press releases, and (xxiv) other factors beyond Nutraceutical's control.

        In addition, any forward-looking statements represent Nutraceutical's estimates only as of the day of this press release and should not be relied upon as representing Nutraceutical's estimates as of any subsequent date. No assurance can be given that the future results covered by such forward-looking statements will be achieved and readers are cautioned not to place undue reliance on forward-looking statements or historical results of Nutraceutical. While Nutraceutical may elect to update forward-looking statements at some point in the future, Nutraceutical specifically disclaims any obligation to do so. For further details and a discussion of these risks and uncertainties, see Nutraceutical's SEC filings, which are updated from time to time, copies of which are available upon request from Nutraceutical at 435-655-6106.

© 2005 Nutraceutical Corporation. All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; dollars in thousands)

	March 31, 2005	September 30, 2004
Assets
Current assets, net	$42,713	$41,249
Property, plant and equipment, net	23,010	22,657
Goodwill	18,477	14,108
Other non-current assets, net	14,527	15,373

	$98,727	$93,387

Liabilities and Stockholders' Equity
Current liabilities	$13,538	$14,794
Long-term liabilities	7,245	6,994
Stockholders' equity	77,944	71,599

	$98,727	$93,387

NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2005	2004	2005	2004
Net sales	$38,849	$37,640	$74,148	$70,827
Cost of sales	18,937	17,630	35,837	33,801

Gross profit	19,912	20,010	38,311	37,026
Operating expenses
Selling, general and administrative	13,922	12,874	27,512	24,443
Amortization of intangible assets	94	94	188	188

Income from operations	5,896	7,042	10,611	12,395
Interest and other expense, net	228	276	380	478

Income before provision for income taxes	5,668	6,766	10,231	11,917
Provision for income taxes	2,182	2,605	3,939	4,588

Net income	$3,486	$4,161	$6,292	$7,329

Net income per common share
Basic	$0.30	$0.37	$0.55	$0.66
Diluted	0.29	0.35	0.53	0.63
Weighted average common shares outstanding
Basic	11,562,456	11,202,874	11,529,213	11,188,514
Diluted	11,829,329	11,738,509	11,826,150	11,674,098

NUTRACEUTICAL INTERNATIONAL CORPORATION
EBITDA SCHEDULE
(unaudited; dollars in thousands)

	Three months ended March 31,		Six months ended March 31,
	2005	2004	2005	2004
Net income	$3,486	$4,161	$6,292	$7,329
Provision for income taxes	2,182	2,605	3,939	4,588
Interest and other expense, net(1)	228	276	380	478
Depreciation and amortization	1,101	1,074	2,220	2,115

EBITDA	$6,997	$8,116	$12,831	$14,510

(1)
Includes amortization of deferred financing fees and losses associated with fixed asset disposals.

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NUTRACEUTICAL REPORTS SALES AND INCOME